Exhibit 99.1

CONTACT:	W. Gray Hudkins
President and CEO
(212) 687-3260

FOR IMMEDIATE RELEASE

LANGER, INC. ANNOUNCES APPOINTMENT OF CHIEF FINANCIAL OFFICER

Deer Park, New York — September 18, 2006 - Langer, Inc. (NASDAQ:GAIT, “Langer” or the “Company”) today announced the appointment of Ms. Sara Cormack as Vice President and Chief Financial Officer effective immediately.  Ms. Cormack began her career as an accountant at Deloitte & Touche and joins Langer from PG&E Corporation in San Francisco where she served in a variety of accounting and finance roles over a five-year period, ending as the Director of Management Reporting at Pacific Gas and Electric Company, a utility company subsidiary of PG&E Corporation.

Mr. Gray Hudkins, the Company’s President and CEO commented, “We are very pleased to welcome Sara to our team.  She brings a wide range of experience to this position, including accounting and audit experience, responsibility for corporate and SEC reporting matters, responsibility for business planning and operational finance support, as well as experience in leading finance teams through transformational programs designed to adapt to growing and changing operational requirements.  As we continue to rebuild our core business and look externally for growth opportunities, we believe Sara’s combination of talents and experiences will be an asset to our Company and we are excited to have her aboard.”

Ms. Cormack received her Bachelor of Arts in International Relations from Stanford University in 1991 and her Masters of Business Administration from Stanford’s Graduate School of Business in 1996.

Langer also announced the resignation of Mr. Joseph Ciavarella, its Vice President and Chief Financial Officer.  Mr. Hudkins continued, “We wish Joe success in his future endeavors and note that he has agreed to remain with the company through a transition period.”

Langer, Inc., together with its wholly owned subsidiary Silipos, Inc., designs, manufactures and distributes high quality medical products targeting the orthopedic, orthotic and prosthetic markets.  In addition, the Company offers a diverse line of skincare products for the medical and therapeutic markets.  The Company sells its products primarily in the U.S. and Canada as well as in more than 30 other countries to national, regional, international and independent medical distributors and directly to healthcare professionals.  Langer is based in Deer Park, New York, and has additional manufacturing facilities in Niagara Falls, New York, Anaheim, California, Montreal, Canada, Stoke-on-Trent, UK as well as sales and marketing offices in Ontario, Canada and New York, New York.

Certain matters discussed in this press release constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected.  The Company may use words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “future” and similar expressions to identify forward-looking statements. These risks and uncertainties are described in the Company’s filings with the Securities and Exchange Commission, including the Company’s 2005 Form 10-K, 2006 Proxy Statement for the Annual Meeting of Stockholders, and recently filed Form 10-Qs and Form 8-Ks.